Exhibit 10.13

FORM OF NON-EMPLOYEE DIRECTOR

RESTRICTED STOCK UNIT AWARD AGREEMENT

UNDER THE LIVENT CORPORATION

INCENTIVE COMPENSATION AND STOCK PLAN

ANNUAL EQUITY GRANT

This RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made by and between Livent Corporation (the “Company”) and [Participant Name] (the “Participant”).

WHEREAS, the Company maintains the Livent Corporation Incentive Compensation and Stock Plan (as it may be amended from time to time, the “Plan”);

WHEREAS, the Company maintains the Livent Corporation Compensation Policy for Non-Employee Directors (as amended from time to time, the “Policy”), which contemplates the grant of awards to non-employee directors of the Board under the Plan;

WHEREAS, Article 11 of the Plan authorizes the grant of Awards in the form of Restricted Stock Units;

WHEREAS, in recognition of the Participant’s past and anticipated future contributions to the Company and to further align the Participant’s personal financial interests with those of the Company’s stockholders, the Policy provides for the grant of Restricted Stock Units to the Participant on the terms described herein, effective as of [Grant Date] (the “Grant Date”); and

WHEREAS, the terms of the Plan are incorporated herein by reference and made a part of this Agreement and will control the rights and obligations of the Company and the Participant under this Agreement. In the event of a conflict among the provisions of the Plan, this Agreement and any descriptive materials provided in connection herewith, the provisions of the Plan will prevail. Unless otherwise provided in this Agreement, capitalized terms not otherwise defined herein will have the same meanings as in the Plan.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.    Grant of Restricted Stock Units. Pursuant to the Policy and the Plan, the Company hereby grants to the Participant this Award of [Number of Shares Granted] Restricted Stock Units on the terms and conditions set forth herein (the “Units”). Each Unit, once vested, represents an unfunded, unsecured right of the Participant to receive one share of Common Stock (each a “Share”) at a specified time. The Units will become vested, and Shares will be issued in respect of vested Units, as set forth in this Agreement.

2.    Vesting.

(a)    Subject to the Participant’s continued service on the Board through the applicable date or event, 100% of the Units shall become vested on the earliest of:

(i)    the date of the annual stockholders’ meeting that next follows the Grant Date (the “Vesting Date”);

(ii)    immediately prior to, but contingent upon the occurrence of, a Change in Control (which, solely for purposes of this Agreement, will have the meaning defined in the Policy); or

(iii)    the Company’s termination of this arrangement in a manner consistent with the requirements of Treas. Reg. § 1.409A-3(j)(4)(ix).

(b)    Notwithstanding anything to the contrary herein, in the event of the Participant’s Separation from Service (as defined in the Policy) as a result of the Participant’s death prior to the date the Units otherwise vest, a pro-rata portion of the Units will become vested on the date of the Participant’s death, determined based on the number of days the Participant served on the Board from and after the Grant Date and prior to the Participant’s Separation from Service relative to the total number of days during the period beginning on the Grant Date and ending on the Vesting Date.

(c)    Upon the Participant’s Separation from Service for any reason, any Unit (or portion thereof) that has not become vested on or prior to the effective date of such Separation from Service (including, for the avoidance of doubt, in accordance with the terms of Sections 2(a) or (b)) will then be forfeited immediately and automatically and the Participant will have no further rights with respect thereto.

3.    Settlement.

(a)    Subject to Section 3(b), Shares will be issued in respect of all vested Units upon the earlier of (i) the Participant’s “separation from service” (as that term is defined in Treas. Reg. § 1.409A-1(h)), (ii) the Company’s termination of this arrangement in a manner consistent with the requirements of Treas. Reg. § 1.409A-3(j)(4)(ix), or (iii) the specified date elected by the Participant (if any) by submitting an election form to the Company in the form provided by the Company no later than the earlier of the last date allowable without incurring an additional tax under Section 409A of the Code or the date prescribed by the Company.

(b)    Notwithstanding anything herein to the contrary:

(i)    to the extent the requirements of Treas. Reg. § 1.409A-2(b)(7)(ii) are met, the issuance of Shares hereunder will be delayed to the extent the Company reasonably anticipates that the issuance will violate Federal securities laws or other applicable laws;

(ii)    to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) is necessary to avoid the application of an additional tax under Section 409A of the Code, Shares that are otherwise issuable upon the Participant’s “separation from service” (as that term is defined in Treas. Reg. § 1.409A-1(h)) will be deferred (without interest) and issued to the Participant immediately following that six month period;

(iii)    upon the occurrence of a Change in Control that also constitutes a “change in ownership” of the Company, a “change in effective control” of the Company or a “change in the ownership of a substantial portion of the Company’s assets” (as those terms are defined in Treas. Reg. § 1.409A-3(i)(5)), the Participant will receive a lump sum cash payment equal to the number of Units he or she held immediately prior to such Change in Control multiplied by the Change in Control Price (as that term is defined in the Policy). Such cash payment will be in lieu of the issuance of Shares pursuant to Section 3(a) and will constitute a full settlement of all the Participant’s rights in respect of the Units.

(c)    Fractional Shares will be rounded up to the next whole Share.

4.    Non-Transferability. Neither the Units nor any right with respect thereto may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against the Company.

5.    Stockholder Rights.

(a)    The Participant will not have any stockholder rights or privileges, including voting or dividend rights, with respect to the Shares subject to Units until such Shares are actually issued and registered in the Participant’s name in the Company’s books and records.

(b)    The foregoing notwithstanding, if the Company declares and pays a cash dividend or distribution with respect to its Common Stock while Units are outstanding hereunder, additional vested Restricted Stock Units will be credited to the Participant in the manner described in the Policy, and such additional Restricted Stock Units will constitute “Units” subject to all the terms of this Agreement.

6.    No Limitation on Rights of the Company. For the avoidance of doubt, the grant of the Units will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

7.    Reservation of Rights. Nothing in this Agreement or in the Plan will be construed to (a) create any obligation on the part of the Board to nominate the Participant for reelection by the Company’s stockholders, or (b) limit in any way the right of the Board to remove the Participant as a director of the Company.

8.    Tax Treatment and Withholding.

(a)    The Participant has had the opportunity to review with his or her own tax advisors the federal, state and local tax consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

(b)    The Company may withhold any tax (or other governmental obligation) arising in connection with this Award (or any dividend or distribution thereon). It is a condition to the Company’s obligation to issue Shares hereunder that the Participant pay to the Company such amount as may be required to satisfy all tax withholding obligations (or other governmental obligations) arising in connection with this Award (or otherwise make arrangements acceptable to the Company for the satisfaction of such tax withholding obligations). If the required withholding amount required is not timely paid or satisfied, the Participant’s right to receive such Shares will be permanently forfeited.

9.    Notices.

(a)    Any notice required to be given or delivered to the Company under the terms of this Agreement will be addressed to it in care of its Secretary, Livent Corporation, 2929 Walnut Street, Philadelphia, PA 19104, and any notice to the Participant will be addressed to the Participant’s address now on file with the Company, or to such other address as either may designate to the other in writing. Except as otherwise provided below in Section 9(b), any notice will be deemed to be duly given when enclosed in a properly sealed envelope addressed as stated above and deposited, postage paid, in a post office or branch post office regularly maintained by the United States government.

(b)    The Participant hereby authorizes the Company to deliver electronically any prospectuses or other documentation related to this Award, the Plan and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such plans or arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s Intranet site. Upon written request, the Company will provide to the Participant a paper copy of any document also delivered to the Participant electronically. The authorization described in this Section 9(b) may be revoked by the Participant at any time by written notice to the Company.

10.    Beneficiaries. In the event of the death of the Participant, the issuance of Shares under Section 3 shall be made in accordance with the Participant’s written beneficiary designation on file with the Company or its representative and/or agent (if such a designation has been duly filed with the Company or its representative and/or agent, in the form prescribed by the Company and in accordance with the notice provisions of Section 9(a)). In the absence of any such beneficiary designation, the delivery of Shares under Section 3 will be made to the person or persons to whom the Participant’s rights shall pass by will or by the applicable laws of intestacy.

11.    Government Regulation. The Company’s obligation to deliver Shares in respect of vested Units will be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.    Administration. By entering into this Agreement, the Participant agrees and acknowledges that (a) the Company has provided or made available to the Participant a copy of the Plan, (b) he or she has read the Plan, (c) all Units are subject to the Plan and (d) pursuant to the Plan, the Board is authorized to interpret the Plan and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board with respect to questions arising under the Plan, the Policy or this Agreement.

13.    References. References herein to rights and obligations of the Participant shall apply, where appropriate, to the Participant’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

14.    Binding Effect. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

15.    Entire Agreement; Amendment. This Agreement, together with the Plan, represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement, written or otherwise, relating to the subject matter hereof. This Agreement may only be amended by a writing signed by each of the parties hereto, except that the Company may amend or modify this Agreement without the Participant’s consent in accordance with the provisions of the Plan.

16.    Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to the principles of conflicts of laws.

17.    Privacy. By signing this Agreement, the Participant hereby acknowledges and agrees to the Company’s transfer of certain personal data of such Participant to the Company and its agents for purposes of implementing, performing or administering the Plan, this Award or any related benefit. The Participant expressly gives his or her consent to the Company to process such personal data.

18.    Discretionary Nature. The Participant acknowledges and agrees that this award is discretionary, and any future awards will be made in the Committee’s discretion; and that the Plan may be terminated, amended or canceled by the Company at any time in accordance with its terms.

19.    Section Headings. The headings of sections and paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

20.    Counterparts. This Agreement may be executed in multiple counterparts (including by facsimile or .pdf signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.

21.    Section 409A of the Code. To the extent applicable, this Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations thereunder, and the provisions of this Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and this Agreement shall be operated accordingly. If any provision of this Agreement or any term or condition of the Units would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding the foregoing, in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company’s duly authorized representative and the Participant have each executed this Agreement on the respective date below indicated.

LIVENT CORPORATION

By:
Title:
Date:

PARTICIPANT

Signature:
Address:

Date: